File Pursuant to Rule 433

Registration Statement No. 333-206177

June 14, 2016

PRICING TERM SHEET FOR THE 3.85% DEBENTURES, SERIES 2016 A

Issuer:	Consolidated Edison Company of New York, Inc.

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A2 (Stable); A- (Negative); A- (Stable)

Issue of Securities:	3.85% Debentures, Series 2016 A due 2046

Principal Amount:	$550,000,000

Interest Rate:	3.85% per annum

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2016

Maturity Date:	June 15, 2046

Treasury Benchmark:	2.50% due February 15, 2046

US Treasury Yield:	2.438%

Spread to Treasury:	+142 basis points

Re-offer Yield:	3.858%

Public Offering Price:	99.859% of the principal amount

Optional Redemption:	Make Whole call at any time prior to December 15, 2045 at Treasury Rate +25 basis points Callable on or after December 15, 2045 at par

Pricing Date:	June 14, 2016

Settlement Date:	June 17, 2016 (T+3)

CUSIP:	209111FH1

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. UBS Securities LLC

Co-Managers:	CIBC World Markets Corp. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or UBS Securities LLC toll-free at 1-888-827-7275.